TI Confidential

Software License Agreement by and between
Airbee Wireless, Inc. and Texas Instruments Incorporated

This Software License Agreement (“Agreement”) is entered into by and between Texas Instruments Incorporated, a Delaware corporation having its principal place of business at 12500 TI Boulevard, Dallas, Texas 75243, USA (“ T1”), and Airbee Wireless, Inc., having its principal place of business at 9400 Key West Avenue, Rockville, Maryland 20850 ("Airbee"). This Agreement is effective as of earliest date both Parties have executed it ("Effective Date").

WHEREAS, Airbee and TI have had extensive discussions wherein it was defined to exchange technical information and provide TI development kits and modules to allow Airbee to port its 802.15.4 MAC and ZigBee protocol stack to such TI MSP430 microcontrollers; and

WHEREAS, this no cost license applies only to the aforementioned microcontrollers; and

WHEREAS, effort has been expensed by the parties to effect such hardware and software integration;

THEREFORE, the combination of such technologies is expected to have material commercial benefit to the Parties and the terms herein define the business relationship of the Parties.

In consideration of the mutual promises thereby and herein contained and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereto agree as follows:

1. Definitions

When used in this Agreement, capitalized terms (in singular or plural form, as applicable) have the meanings as set forth in this Section 1 and elsewhere in this Agreement.

1.1 “Party” means either Texas Instruments Incorporated or Airbee Wireless, Inc.

1.2 “ Parties” means Texas Instruments Incorporated and Airbee Wireless, Inc.

1.3 “Defect” shall mean an error in the Software that results in the Software not performing in some material respect according to the applicable Documentation.

1.4 “Deliverable” means any material in tangible or intangible form that is specified to be delivered by Airbee to TI under this Agreement, including: (a) any work of authorship, idea, procedure, process, system, method, concept. principle, discovery, invention, art, machine, manufacture, composition of matter, improvement, formula, pattern, device, compilation, information, list, article, code, matter, program, technique, apparatus, algorithm, design, circuitry, hardware, firmware, software, product, or data, regardless of whether patentable or copyrighted or neither; and (b) any portion, copy, and extract of such material, regardless of its media and any subsequent versions and such material, if any.

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1.5 “Documentation” means documentation (in hardcopy form or electronic form) related to the Software and updates to such documentation that Airbee makes available.

1.6 “Escrow Agreement” means an agreement entered into by the Parties and containing terms substantially similar to those in Exhibit A.

1.7 “Airbee Intellectual Property Rights” means all patents, patent applications, copyrights, trade secrets, and other intellectual property rights in all countries of the world that, during the terms of this Agreement, are owned by Airbee or licensed to Airbee with the right to grant sublicenses of the scope granted herein, if any.

1.8 “Airbee Source Code” means the human readable version of the Software, in printed or electronic form, which would enable a person reasonably skilled in computer programming and in possession of such version to use, modify, maintain and compile the Software.

1.9 “Licensed Products” means the Software and all related Documentation. The Licensed Products include computer programming code, any Software Updates and all enhancements and modifications thereto.

1.10 “Release Condition” means the same as it is defined in the Escrow Agreement.

1.11 “Software” means the Airbee-limited feature 4 node ZNS Lite software provided to TI in object format only and Software Updates.

1.12 "Software Updates" shall mean program updates (including cumulative updates containing corrections) and new system versions and releases containing enhancements and modifications to the Licensed Products provided by Airbee pursuant to this Agreement.

2. Relationship

2.1 Relationship Managers. Each Party will designate a relationship manager. “TI’s Relationship Manager” is Juan Alvarez (j-alvarez4@ti.com). “Airbee’s Relationship Manager” is David McCartney (dmccartney@airbeemail.com). A Party may substitute its relationship manager upon notice to the other Party.

2.2 Performance. The Parties will use commercially reasonable efforts to perform their respective activities under this Agreement in a professional and workmanlike manner, materially consistent with industry standards. Except as expressly stated in this Agreement, neither Party has any obligation to provide any services to the other Party.

3. License Grant

3.1 Commencing as of the Effective Date and subject to the terms and conditions in this Agreement, Airbee grants to TI under all Airbee Intellectual Property Rights a non-exclusive, non-transferable (except under Section 14.2), fully paid-up, royalty-free, worldwide limited object code license to (i) use the Licensed Products; (ii) use the Documentation internally in connection with TI’s use of the Licensed Products; (iii) sublicense its rights under clauses (i) and (ii) of this Section 3.1; and (iv) distribute the Software to TI’s customers.

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3.2 Limited Support License. In the event a Release Condition occurs, commencing as of the date such Release Condition occurs, Airbee hereby grants to TI a non-exclusive, perpetual, irrevocable, sublicensable license to (i) use, copy, and make derivative works of the Airbee Source Code and Documentation (“Derivatives”) for the sole purpose of supporting the Licensed Products; and (ii) distribute, in object code form only, such Derivatives for the sole purpose of supporting the Licensed Products; and (iv) sublicense the use of the Documentation and such Derivatives for the sole purpose of supporting the Licensed Products.

4. Delivery and Escrow

4.1 Within thirty (30) days of the Effective Date, Airbee will deliver the Licensed Products to TI. Airbee agrees to deliver all Documentation in English.

4.2 Airbee shall deposit a copy of the Airbee Source Code in escrow with a third party escrow agent according to the Escrow Agreement. The Escrow Agreement shall remain in effect during the term of this Agreement and for a period of twelve (12) months following this Agreement’s expiration or termination. The Parties shall execute the Escrow Agreement within thirty (30) days of the Effective Date.

5. Maintenance and Support

5.1 Airbee shall make the Software available to TI and TI’s customers, at no cost to TI or TI’s customers, via download from the Airbee website.

5.2 Airbee shall provide web based technical support for the Software according to Airbee’s standard support policies.

5.3 At no cost to TI or TI’s customers, Airbee shall provide TI and TI’s customers with access to periodic Software Updates that Airbee makes available at no additional cost to Airbee’s other customers. Airbee shall provide such access via download from the Airbee website.

5.4 Airbee shall correct all documented Defects at no cost to TI or TI’s customers and will distribute such corrections in the form of Software Updates.

6. Confidential Information

6.1 "Confidential Information" means any information that is disclosed under this Agreement by a Party ("Discloser") to the other Party ("Recipient") and: (a) if in tangible (including electronic) form, is marked "proprietary," "confidential," or with similar words; or (b) if disclosed orally, is identified at the time it is disclosed as Confidential Information and reduced to a written summary and delivered by Discloser to Recipient within thirty (30) days after the disclosure. The Parties agree that the terms of this Agreement are Confidential Information.

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Notwithstanding the immediately preceding paragraph, Confidential Information does not include any information that a Recipient proves:

6.1.1 was publicly known at the time it was disclosed or becomes publicly known or publicly available without the Recipient breaching this Agreement and without a breach of any confidentiality obligation;

6.1.2 was already rightfully known by the Recipient, prior to the Recipient’s receipt from Discloser, with neither an obligation of confidence nor a restriction on use;

6.1.3 is rightfully received by the Recipient from a non-party that has neither an obligation of confidence nor a restriction on use and without breach of another agreement or otherwise in violation of the Discloser’s rights; or

6.1.4 is independently developed by the Recipient without using any Confidential Information received from the Discloser and by the Recipient's employees or other agents who have not been exposed to the Discloser's Confidential Information, provided however that such independent development is reasonably evidenced by the Recipient’s written records.

6.2 Obligations. At all times during the term of this Agreement and continuing for a period of three (3) years after the return of all Confidential Information provided hereunder, the Parties hereby agree to:

6.2.1 Hold the other party’s Confidential Information in strict confidence and to use at least the same procedures and degree of care that it uses to prevent disclosure of its own confidential or proprietary information of like importance but in no instance less than reasonable care; and

6.2.2 Use and reproduce Confidential Information only for the purpose of performing permitted activities under this Agreement.

6.3 Exceptions. Notwithstanding the foregoing, disclosure by a Recipient of a Discloser’s Confidential Information is permitted, and the Recipient will not be liable to the Discloser, to the extent that such disclosure is required by a request or order of a governmental authority; provided however that the Recipient first provides sufficient advance notice to the Discloser in writing to allow the Discloser a reasonable opportunity to seek a protective order or otherwise prevent or limit such disclosure.

6.4 Unauthorized Use, Disclosure, or Reproduction. If a Recipient becomes aware of any unauthorized use, disclosure, or reproduction of the Discloser’s Confidential Information, then the Recipient will notify the Discloser in writing and take all reasonable actions to prevent any further unauthorized use, discloser, or reproduction and to mitigate the consequences of such unauthorized use, disclosure, or reproduction.

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6.5 Nothing contained in this Section 6 shall be construed as a license under any patent, copyright, trade secret, or other intellectual property right embodied in, or existing in, any Confidential Information disclosed by either Party under this Agreement.

7. Ownership and Intellectual Property

7.1 TI agrees that any feedback, comments, suggestions, observations or ideas relating to the Licensed Products (“Feedback”) provided to Airbee by TI, shall be licensed to Airbee on a non-exclusive, perpetual, irrevocable, royalty free, fully paid up rights basis: (i) to make, have made, use, copy, modify and develop product incorporating Feedback; (ii) to perform or display, import, transmit, distribute, license, offer to sell, sell, lease, rent or lend copies of the Feedback; and (iii) to sublicense to third parties the aforementioned rights, including the right to sublicense to further third parties.

7.2 Subject to Section 3.2, TI shall not (i) reverse engineer any part of the Licensed Products or (ii) remove the patent, copyright, trade secret, trademark, or other proprietary protection legends or notices that appear on or in the Licensed Products.

8. Payments and Costs

8.1 No Payments. The Parties acknowledge and agree that no payments are due to either Party under this Agreement.

8.2 Escrow Fees. TI shall pay any escrow fees incurred under the Escrow Agreement.

8.3 Other Costs. As between the Parties, except as expressly set forth in this Agreement, each Party is solely responsible for all equipment and other costs and expenses arising out of or in connection with such Party’s activities under this Agreement or its delivery or receipt of anything under this Agreement, including but not limited to costs and expenses for supplies, facilities, utilities, management, employees, travel, and non-party intellectual property rights.

8.4 Taxes. In the event that taxes are required by any U.S. (state or federal) or foreign government to be withheld on any payments made under this Agreement, the Party making such payment may deduct such taxes from the amount owed the other Party and pay them to the appropriate taxing authority. The Party making such payment shall in turn promptly secure and deliver to other Party an official receipt for any such taxes. The Parties agree to use all reasonable efforts to minimize such taxes to the extent permissible under applicable law. The fees referred to in this Agreement shall not be construed to include, and they do not include, local, state, or federal sales, use, excise, personal property, or other similar taxes or duties, and any such taxes or duties shall be assumed and paid for by either Party.

9. Legal Notices

If Airbee receives any legal notice concerning a Deliverable (including, but not limited to the Licensed Products or Documentation), Airbee will promptly provide TI with written notice and provide a copy thereof.

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10. Term and Termination

10.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue for three (3) years thereafter. At the expiration of the initial three (3) year period, this Agreement shall automatically renew for additional periods of one (1) year, unless Airbee notifies TI, in writing, not less than ninety (90) days prior to the expiration of the original three (3) year period or expiration of any renewal period, of its desire to terminate this Agreement

10.2 Convenience. TI may terminate this Agreement in writing not less than ninety (90) days prior to the expiration of the original three (3) year period or expiration of any renewal period, of its desire to terminate this Agreement.

10.3 Material Breach. If either Party defaults in its performance of any material obligation hereunder and if such default is not remedied within thirty (30) calendar days after the defaulting Party receives written notice thereof from the non-defaulting Party, then the non-defaulting Party may, in addition to any other remedies it may have, terminate this Agreement. If the default is not capable of cure (such as breach of confidentiality), however, and if such breach was not due to a Party’s willful or grossly negligent conduct, then the non-defaulting Party shall not be entitled to terminate this Agreement for the default if, after receipt of the above-referenced notice, the defaulting Party promptly and diligently ceases any further such default and takes all reasonable actions to minimize the effects of such default, including reimbursing the non-defaulting Party for any damages suffered as a direct result of such default.

10.4 Effect of Termination. Subject to Section 3.2, all licenses granted hereunder shall be immediately revoked upon termination (except where Section 3.2 applies and notwithstanding all other contrary provisions of this Agreement), and all Licensed Products, Documentation, and other Confidential Information of Airbee will be returned to Airbee within thirty (30) days of termination or, at TI’s option, destroyed and an affidavit supplied to Airbee certifying destruction. Upon termination, Airbee shall return to TI all Confidential information of TI within thirty (30) days of termination or, at Airbee’s option, Airbee shall destroy such Confidential Information and deliver to TI within thirty (30) days an affidavit certifying such destruction.

10.5 Survival. The Parties agree that the following sections will survive any expiration or termination of this Agreement: 1 (Definitions), 3.2 (Limited Support License) (where applicable), 7 (Ownership and Intellectual Property), 8 (Payments and Costs), 9 (Legal Notices), 10 (Term and Termination), 11 (Warranties and Disclaimers), 12 (Indemnification Waivers), 13 (Liability Limitations), and 14 (Miscellaneous). The obligations set forth in Section 7 (Confidential Information) will survive any expiration or termination of this Agreement for three (3) years after such expiration or termination. All other provisions that are not expressly listed in this Agreement as surviving termination (in whole or in part) will automatically terminate upon termination of this Agreement.

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11. Warranties and Disclaimers

11.1 Authority. Each Party represents and warrants that it has all right, power, and authority to enter into this Agreement.

11.2 Airbee cannot guarantee the accuracy or completeness of the Licensed Products thereof, and provides the Licensed Products to TI’s customers on an “AS IS” and “AS AVAILABLE” basis. Airbee further disclaims liability for any error, defect, or anomaly in the Licensed Products caused directly or indirectly, in whole or in part, by TI’s customer download or installation of any part of the Licensed Products from the media supplied to TI’s customers by Airbee or its sublicensors.

11.3 Airbee does not warrant that the functions contained in the Licensed Products will meet TI’s customer’s requirements or that the operation of the Licensed Products will be uninterrupted or error-free. Airbee shall have no responsibility for problems in the Licensed Products which are caused by alterations or modifications made by TI’s customers or a third party, arise out of the malfunction of TI’s customers’ equipment, or caused by other software products not licensed by Airbee. Airbee makes no warranty, express or implied, regarding any third party software or the adequacy or capacity of the third party software or hardware to attain some or all of the performance objectives of TI’s customers. THE LICENSED PRODUCTS ARE PROVIDED AND LICENSED “AS IS” AND USE OF THE LICENSED PRODUCTS IS AT TI’S AND TI’S CUSTOMERS’ RISK. AIRBEE EXPRESSLY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABLE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY THAT THE SOFTWARE IS DELIVERED FREE OF ANY THIRD PARTY CLAIMS BY WAY OF INFRINGEMENT OR OTHERWISE. AIRBEE DOES NOT WARRANT NOR MAKE ANY CONDITION OR REPRESENTATIONS THAT THE FUNCTIONS CONTAINED IN THE SOFTWARE WILL MEET THE REQUIREMENTS OF TI OR TI’S CUSTOMERS, THAT THE OPERATION OF THE LICENSED PRODUCTS WILL BE UNINTERRUPTED OR FREE OF DEFECTS OR VIRUS FREE OR THAT DEFECTS IN THE LICENSED PRODUCTS WILL BE CORRECTED. FURTHER, AIRBEE DOES NOT WARRANT OR MAKE ANY CONDITIONS OR REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE LICENSED PRODUCTS IN TERMS OF ITS CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY AIRBEE OR OTHERS SHALL CREATE A WARRANTY, CONDITION OR REPRESENTATION OR IN ANYWAY EXTEND THE SCOPE OF THE “AS IS” PROVISION OF THE LICENSED PRODUCTS.

11.4 AIRBEE WILL HAVE NO LIABILITY FOR ANY LOSS OR DAMAGE (i) CAUSED BY ERRORS OF OMISSIONS IN THE SYSTEM, (ii) RESULTING FROM ERRORS IN PACKAGING THE DATA CONTAINED IN THE SYSTEM, OR (iii) RESULTING FROM ANY USE OF THE SYSTEM INCLUDING ANY INDIRECT OR CONSEQUENTIAL DAMAGES.

11.5 AIRBEE WILL HAVE NO LIABILITY WHATSOEVER FOR ANY PERIOD IN CASE TI HAS A WARRANTY AGAINST ITS END CUSTOMER.

11.6 Services. Notwithstanding any provision to the contrary, Airbee represents and warrants that its services performed under Section 5 (Maintenance and Support) of this Agreement will be performed in a professional and workmanlike manner, materially consiste with industry standards.

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12. Indemnification Waivers

12.1  Neither Party shall indemnify, defend or hold the other Party harmless from and against any loss, cost, damage, liability, or expense (including reasonable legal fees) suffered or incurred by such Party in connection with any U.S. patent or any copyright or other intellectual property infringement claim by any third party with respect to the Licensed Products.

12.2  TI shall not be held responsible for unauthorized use of the firmware (executable code distributed in modules or for field upgrades) through illegal copying or by other means circumventing the code protection by third parties. TI shall not be liable to Airbee for its customers’ actions with regard to the Licensed Products.

13. Liability Limitations

13.1  General Limitation. IN NO EVENT WILL EITHER PARTY, ITS CONTRACTORS, OR ITS NON-PARTY LICENSORS BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, EVEN IF SUCH PARTY WAS AWARE OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

13.2  Specific Limitation. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED FIVE-HUNDRED DOLLARS (US$500.00).

14. Miscellaneous

14.1 Notices. All notices and other communications that are required or permitted under this Agreement shall: (a) be in writing: (b) reference this Agreement: (c) be hand delivered or sent in a postage-prepaid manner requiring a signed receipt, such as courier delivery or registered (or certified) mail, return receipt requested; and (d) unless expressly designated to the contrary elsewhere in this Agreement, be addressed as follows:

If to Airbee:	If toTI:

Airbee Wireless, Inc.	Texas Instruments Incorporated
9400 Key West Avenue	Mail Station 3810
Rockville, Maryland 20850	13532 North Central Expressway
Attention: David McCartney	Dallas, Texas 75243
Attention: Juan Alvarez

With a copy to:	With a copy to:
Airbee Wireless, Inc.	Texas Instruments Incorporated
9400 Key West Avenue	Mail Station 725
Rockville, MD 20850	12203 Southwest Freeway
Attention: Eugene Sharer	Stafford, Texas 77477, USA
Attention: Law Department

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Notices shall be deemed effective upon receipt, or, if delivery is not accomplished by reason of some fault of the addressee, upon tender for delivery. Either Party may give written notice of a change of the above address(es), and, after such notice has been received, all notices and other communications shall be given to that Party at the new address.

14.2 Assignment. Neither Party shall directly or indirectly sell, assign, transfer, delegate, convey, pledge, encumber or otherwise dispose of this Agreement, or any of the licenses, rights or duties under this Agreement, without prior written consent from the other Party, such consent not to be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors, permitted assigns and transferees. Any assignment, transfer or attempted assignment or transfer in violation of this Section will be null and void.

14.3 Waiver. The Parties agree that no provision of this Agreement will be deemed waived and no breach excused unless such waiver or excuse is in writing and signed by an authorized agent of the Party against whom enforcement of such waiver or excused breach is sought. No consent, waiver, or excuse by either Party, express or implied, shall constitute a subsequent consent, waiver, or excuse.

14.4 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York, without reference to conflict of laws principles. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, or by the Uniform Computer Information Transactions Act (UCITA), as may be enacted in any State in the United States.

14.5 Headings. Titles and headings of paragraphs and sections within this Agreement are provided merely for convenience and do not affect in any way the meaning or construction of this Agreement.

14.6 Enforceability. If a court of competent jurisdiction finds any portion of this Agreement to be invalid, illegal, or otherwise unenforceable, then such portion will be reformed or severed to the minimum extent necessary for this Agreement to be valid, legal, or otherwise enforceable, and this Agreement will remain in effect in accordance with its provisions as modified by such reformation or severance.

14.7 Mutual Negotiations. Each provision of this Agreement will be fairly interpreted and construed in accordance with its provisions and without any strict interpretation or construction in favor of or against either Party.

14.8 Independent Contractors. The Parties are independent contractors and neither Party is an employee, agent, master, servant, representative, partner, franchisor, or joint venturer of the other Party. Neither Party has the right or authority to bind the other Party to any agreement with a non-party or incur any obligation or liability on behalf of the other Party without that other Party’s prior written consent. Subject to the terms and conditions of this Agreement, neither Party will have direction or control over the other Party or any person employed or contracted by the other Party. Each Party agrees that the other Party will establish its working hours and work environment, as well as its specific strategies, actions, and methodologies for performing its activities under this Agreement.

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14.9 Freedom of Action. Except as expressly provided to the contrary herein and to the extent it would conflict with a Party’s obligations hereunder, this Agreement does not restrict either Party from: (a) entering into or having similar agreements with non-parties, (b) doing any activity in relation to competitive products and services, including but not limited to designing, developing, manufacturing, acquiring, advertising, marketing, selling, distributing, licensing, sublicensing, or using competitive products and services, and (c) conducting its business in any manner it chooses.

14.10 Entire Agreement. The terms and conditions of this Agreement, including its Schedules, merge and supersede all prior agreements, understandings, negotiations and discussions regarding the subject matter hereof. No amendments or modifications to this Agreement shall be effective unless in writing and signed by the authorized representatives of both parties. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

This Agreement may be executed in counterparts; each of which shall be deemed an original but both of which together shall construe one and the same instrument. A faxed signature shall have the same legally binding effect as an original signature.

By signing below, each Party acknowledges that it has read and understands this Agreement and agrees that this Agreement is in full force and effect for all purposes stated herein as of the Effective Date.

Texas Instruments Incorporated	Airbee Wireless, Inc.

By:	By:

Name: Rod Trautman	Name: E. Eugene Sharer

Title: General Manager, Advanced Embedded Controls	Title: President & Chief Operating Officer

Date: 7/20/05	Date: 7/13/2005

Schedules Attached:

Exhibit A: Escrow Agreement